Notice of Annual Meeting of Stockholders                            Page 1





N O L A N D



NOLAND COMPANY
80 29th Street, Newport News, Virginia  23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 A.M. on April 23, 1997



Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Wednesday, April 23, 1997, at 10:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1.  to elect six Directors to serve for the ensuing year;

2. to appoint Coopers & Lybrand L.L.P. to audit the consolidated financial statements of the Corporation for the year ending
    December 31, 1997; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 1997, will be entitled to notice of and to vote at the meeting.



By Order of the Board of Directors,
James E. Sykes Jr.
Secretary


April 3, 1997

                            YOUR VOTE IS IMPORTANT
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.

Proxy Statement                                                      Page 2




NOLAND COMPANY
(a Virginia corporation)
80 29th Street
Newport News, Virginia 23607


Proxy Statement

Annual Meeting of Stockholders to be
held at 10:00 A.M., April 23, 1997
Approximate date of mailing .... April 4, 1997

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 1996, which includes consolidated financial statements, is furnished concurrently with this Proxy
Statement.


PURPOSES OF MEETING


The purposes of the Annual Meeting of Stockholders will be (1) to elect six Directors to serve for the ensuing year; (2) to appoint Coopers & Lybrand L.L.P. as independent auditors of the Corporation for the ensuing year; and (3) to transact such other business as may properly come before the meeting, or any adjournment thereof.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


As of March 14, 1997, there were outstanding 3,700,876 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 14, 1997, of over five percent of the Corporation's Common Stock:

Proxy Statement                                                          Page 3



                              Title and
Name and                      Class of           Amount and Nature         % of
address                    Voting Security       of Beneficial Ownership  Class


Jane K. Noland, Lloyd U.
Noland III, Susan C. Noland
and Anne N. Edwards
individually and as trustees of
The L. U. Noland 1982 Trust and
Lloyd U. Noland Jr.
80 29th Street                        Common          2,075,297(1)       56.08%
Newport News, Virginia 23607          Stock             shares

Henley Management Company, successor
by merger to Concord Investment Co.
555 Skokie Blvd, Suite 555            Common            472,750
Northbrook,  Illinois 60062           Stock             shares            12.77%

Franklin Resources, Inc.
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Blvd.             Common            202,175
San Mateo,  California  94404         Stock             shares             5.46%

Marvin C. Schwartz
c/o Neuberger & Berman
605 Third Avenue                      Common            194,899
New York,  New York  10158            Stock             shares             5.26%


(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic Construction Company, which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic Construction Company). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:


Jane K. Noland                                                          182,270
Lloyd U. Noland III                                                      43,497
Susan C. Noland                                                          26,736
Anne N. Edwards                                                          21,831

Lloyd U. Noland III also has voting power only over 6,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,075,297 shares or 56.08 percent of the outstanding Common Stock.

Proxy Statement                                                           Page 4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than ten percent of the Corporations common stock.


THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES


The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

In 1996, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 1996 and (ii) the total number of meetings of all Board committees on which the Director served.

During 1996, the Board of Directors met four times. On five occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Non-employee Directors received a quarterly retainer of $1,875 and $500 for each Committee meeting attended.


The Board elected an Executive Committee consisting of Messrs. Noland III, Henderson and Wimbush. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 1996, the Executive Committee met seven times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Goolsby and McElroy, with Mr. McElroy acting as chairman.
The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 1996, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs. Allen, Goolsby and McElroy, with Mr. Goolsby acting as chairman. The Audit Committee functions in an oversight capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these functions. During 1996, the Audit Committee met two times.

The Corporation does not have a nominating committee.


ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld) in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the Proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Directorships                                                             Page 5

Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast.

NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Allen, Mr. Goolsby, Mr. Henderson, Mr. McElroy and Mr. Noland III have served in the respective positions shown for more than five years.

                                                              Shares of
                                                            Common Stock
                                       First       Beneficially        Percent
Name, Age, Position                    Became        Owned on             of
and Directorships                      Director    March 14, 1997    Class(1)

Thomas N. Allen - Age 58                1995              500              -
  Chairman, East Coast Oil Corp.
  (Retail Gasoline/Convenience Stores)

Allen C. Goolsby - Age 57               1989               700              -
  Partner, Hunton & Williams
  (Attorneys)

Arthur P. Henderson Jr. - Age 53        1983             3,229              -
  Vice President-Finance

John L. McElroy Jr. - Age 66            1990            1,500              -
  Chairman Emeritus of the Board,
  Wheat First Butcher Singer, Inc.(2)
  (Investment Bankers)

Lloyd U. Noland III - Age 53            1979          1,844,460(3)         49.84
  Chairman of the Board and
  President; Director of Central
  Fidelity Banks, Inc.

Frank  A. Wimbush - Age 51              1995            4,000              -
  Senior Vice President - Marketing
  and Branch Operations since March
  1995.  Previously Vice President-
  Sales and Marketing for All-Phase
  Electric Supply Company from 1988
  through 1994.

All officers and directors of                         1,858,339         50.21%
the Corporation as a group (12)                         shares

(1)   Less than .2 percent except as indicated.
(2) Wheat First Butcher Singer maintains a primary market in the Corporation's Common Stock and, from time to time, holds Noland Company shares in its trading account. As of March 14, 1997, the trading account was holding 62 shares.
(3)   See Voting Securities and Principal Holders Thereof on page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of common stock attributed to him in this table.


CERTAIN TRANSACTIONS

Effective November 1, 1996, the Company entered into a ten-year agreement to lease an existing office building for its corporate headquarters. The building is owned by Basic Construction Company (see Voting Securities and Principal Holders Thereof). Under the terms of the lease, the Company will pay an annual rental fee of approximately $260,000 per year. The Company will bear the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.


COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal years ended December 31, 1996, 1995 and 1994. There were only three executive officers, other than Mr. Noland, who earned more than $100,000 for 1996, 1995 and 1994.


                                 SUMMARY COMPENSATION TABLE




                                                    Long Term
                               Annual Compensation Compensation

                                                 Restricted Stock  All Other
   Name and                     Salary    Bonus     Awards(2)    Compensation(1)
Principal Position      Year      $         $          $               $


Lloyd U. Noland III     1996   $135,280 $ 46,000      $46,000       $ 3,116
Chief Executive
Officer                 1995   $115,140 $ 55,000      $36,000       $ 2,931

                        1994   $ 95,772 $ 55,000      $38,000       $ 2,377



Charles A. Harvey       1996   $ 80,716 $ 32,500      $23,000       $ 1,843
Vice President -
Corporate Data          1995   $ 83,805 $ 35,500      $18,000       $ 2,035

                        1994   $ 79,457 $ 35,500      $19,000       $ 1,969




Arthur P. Henderson Jr. 1996   $ 81,136 $ 38,000      $23,000       $ 1,860
Vice President -
Finance                 1995   $ 81,130 $ 41,000      $18,000       $ 1,963

                        1994   $ 73,812 $ 41,000      $19,000       $ 1,828

Directorships                                                        Page 7


Frank A. Wimbush        1996   $150,136 $ 34,000      $46,000       $ 3,458
Sr. Vice President -
Marketing and Branch    1995   $120,968 $ 41,700      $36,000       $ 3,743
Operations





 (1)   Profit sharing allocation

 (2) Restricted stock awards valued at market price of $23 per share, $18 per share and $19 per share on December 31, 1996, 1995 and 1994, respectively. Shares issued in 1996 to Lloyd U. Noland III, Charles A. Harvey, Arthur P. Henderson Jr. and Frank A. Wimbush were 2,000; 1,000; 1,000; and 2,000, respectively. Recipients have the right to receive dividends and vote the restricted shares.


EMPLOYMENT AND SEVERANCE ARRANGEMENT

The Corporation has agreed that if Mr. Wimbush's employment is terminated by the Corporation for any reason other than neglect of duty, malfeasance, breach of integrity or criminal wrongdoing, he will receive a severance payment equal to the amount of one year's then-current base salary.

RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of 1.333 percent of compensation (up to "Covered Compensation") and 1.933 percent of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits.

Estimated annual benefits (assuming continued employment to age 65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Frank A. Wimbush, Charles A. Harvey and Arthur P. Henderson Jr. are $62,309, $45,956, $49,057, and $47,868, respectively.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen, Goolsby and McElroy. Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporation's executive officers.

Directorships                                                     Page 8


Following an in-depth look in 1993 at the Corporation's compensation practices for its executive officers, the Committee concluded that the Corporation's level of executive compensation was below the average levels paid by the great majority of other companies, including companies of comparable size and companies in the same or similar businesses. The Committee proposed, and the Board of Directors approved, a policy of providing competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee concluded that the close link between the Corporation's business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation, while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. The Committee determined that total compensation must be tied more closely to performance, both corporate and individual. It also concluded that the financial incentives for the executive officers should be related to the shareholders' interest by providing these executives with an interest in the Corporation's common stock.

With these premises, the Committee recommended, and the Corporation adopted, increases in executive officers' base compensation to be phased in over several years, as well as modifications of the Corporation's bonus plan to provide opportunities for increased bonuses for those executives who make significant contributions to the Corporation's success. In addition, the Committee proposed, and the Corporation adopted, the 1993 Noland Company Restricted Stock Plan. That plan provides for annual grants to certain of the Corporation's executive officers not to exceed 10,000 shares of the Corporation's common stock in the aggregate in any year. The executive's interest in any shares is contingent on continued employment with the Corporation. Shares awarded begin vesting three years from the date of the grant and become fully vested after seven years from the grant date.

Base compensation for executive officers in 1996 reflected the third and final year of implementation of the Committee's recommendations regarding salaries. In determining executive cash bonuses for 1996, the Committee took into consideration the Corporation's policy of maintaining conservative levels of base compensation with appropriate rewards for excellent performance to be effected through the bonus plan. In making the bonus awards, the Committee focused primarily on revenues, profits before LIFO inventory adjustments, extra compensation and income taxes, and the executive's performance for the year against previously established targets. The committee did not assign a specific value to each factor. The Committee noted the increase in per share earnings and reacted favorably to the initiatives taken in 1996 to improve the Corporation's financial performance. The Committee was concerned about the absence of an increase in gross revenues for the year.

Mr. Noland's base compensation for 1996 was fixed at $135,000, a 16.4 percent increase over his base compensation as of the end of 1995. The substantial percentage increase reflects the implementation of the last phase of the Committee's compensation plan. For 1996 Mr. Noland was awarded a cash bonus of $46,000, in recognition of Mr. Noland's achievement of a number of performance goals established by the Committee at the beginning of the year, including targeted improvements in personnel and operations. His 1996 bonus is less than the bonus for the preceding year, reflecting the fact that gross revenues did not increase for the year. As a result,

Directorships                                                     Page 9

profits before LIFO inventory adjustments, extra compensation and income taxes did not reach the targeted level. In establishing the 1996 bonus, the Committee did not assign a specific value to any one factor.


Overall, the Committee believes that its compensation plan has provided significant new incentives to the executive officers to improve performance and shareholder return. Further, the Committee believes that the new incentives will continue to help produce significant improvement in the Corporation's performance.

Because none of the Corporation's executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.







John L. McElroy Jr., Chairman
Allen C. Goolsby
Thomas N. Allen

Directorships                                                           Page 10





Comparison of Five Year Cumulative Total Return Among Noland Company, NASDAQ Market Value Index and Hughes Supply, Inc.
(Assumes $100 Invested on January 1, 1992)

A performance graph appears here. the following chart is the information presented in the graph.

Data points are as follows:

                      1991     1992       1993       1994       1995       1996

Noland Company        $100   $119.62    $129.39    $153.66    $149.60    $194.30
Hughes Supply, Inc.   $100   $138.26    $189.23    $180.07    $279.21    $432.90
NASDAQ Market Index   $100   $100.98    $121.13    $127.17    $164.96    $204.98




The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors will offer a resolution to reappoint Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1997. Coopers & Lybrand L.L.P., a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for the past twenty-nine years. The Corporation has been advised by Coopers & Lybrand L.L.P. that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. Coopers & Lybrand L.L.P. will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.

ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 1996 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.

PROPOSALS FOR 1998 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 1998 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport News, Virginia, not later than December 5, 1997, in order for it to be considered for inclusion in the Corporation's Proxy Statement.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Director named herein, and FOR the proposal to approve the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the year ended December 31, 1997.


The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

By order of the Board of Directors,
James E. Sykes Jr.
Secretary
Newport News,  Virginia

April 4, 1997

Proxy Card                                                               Page 12
                                     (Side 1)
PROXY
                                  NOLAND COMPANY
                                  80 29th Street
                             Newport News,  VA  23607

                   Annual Meeting of Stockholders April 23, 1997
             This Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints L. U. Noland III and A. P. Henderson Jr. or either of them, Proxies, with full power of substitution in each to vote all shares of the capital stock of Noland Company held of record by the undersigned on March 14, 1997, at the Annual Meeting of Stockholders to be held on April 23, 1997, or at any adjournment thereof:

1. ELECTION OF DIRECTORS FOR all nominees listed below WITHHOLD AUTHORITY
                         (except as marked below to    to vote for all nominees
                         the contrary)                 listed below

Thomas N. Allen, Allen C. Goolsby, Arthur P. Henderson Jr., John L. McElroy Jr., Lloyd U. Noland III, Frank A. Wimbush (Instruction: To withhold authority to vote for any individual nominee(s) write that nominee's name(s) in the space provided below).


2. PROPOSAL TO APPROVE THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. as the independent public accountants of the Corporation.

              FOR             AGAINST         ABSTAIN

3. Vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no specification is made, this proxy will be voted for items 1 and 2.


(continued)
                                             Please date and sign on reverse
-------------------------------------------------------------------------------
                                     (Side 2)
Continued from other side

Dated:                       ,1997


Signature


Signature if held jointly

(Stockholder's signature should conform exactly to the name printed hereon. When shares are held by joint tenants, both should sign. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person).

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.